EXHIBIT 99.1

RestorGenex Names Stephen M. Simes as Chief Executive Officer

Chicago, Illinois (March 10, 2014) - RestorGenex (OTCBB: SMDID) announced today that it has named Stephen M. Simes as its Chief Executive Officer, to lead the company. Mr. Simes formerly served as vice chairman, president, and CEO at BioSante Pharmaceuticals, Inc., a publicly held pharmaceutical company focused on developing products for women’s and men’s health and oncology that merged with ANI Pharmaceuticals, Inc. in 2013.

RestorGenex is a biopharmaceutical company with an initial focus on dermatology, ocular diseases and women’s health.

“We are extremely pleased that Stephen has joined our team to lead RestorGenex, a newly integrated biopharmaceutical company,” said Sol J. Barer, chairman of the board of RestorGenex. “His extensive leadership, strategic and technical experience in managing publicly held biopharmaceutical companies will be a great asset to the company. RestorGenex has several unique opportunities to create substantial stockholder value, and we look forward to working with Stephen to expand these programs and drive innovation.”

Mr. Simes added, “I am excited by the opportunities in RestorGenex, especially given the people involved and the technologies and products that are forming the basis of the company. I look forward to working with the RestorGenex team to bring better products to patients in need.”

Before BioSante, Mr. Simes was president, CEO, and a member of the board of directors for Unimed Pharmaceuticals, Inc., which is now a subsidiary of AbbVie, Inc. Previously, he served as senior vice president and director of Savient Pharmaceuticals Inc., following its acquisition of Gynex Pharmaceuticals, of which he was president and CEO. Mr. Simes’ career in the pharmaceutical industry started with G.D. Searle & Co. (now a part of Pfizer Inc.). Mr. Simes earned his MBA in Marketing and Finance from New York University, having earlier received a Bachelor of Science degree in Chemistry at Brooklyn College of the City University of New York.

Mr. Simes replaces Jerold Rubinstein who resigned as chief executive officer effective with Mr. Simes’ appointment. Mr. Rubenstein remains a director and chairman of the Audit Committee. “We would like to thank Mr. Rubinstein for the important role he played in the company’s recent transition,” said Sol J. Barer.

Forward-Looking Statements

Statements in this press release relating to plans, strategies, projections of results, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Acts of 1933 and 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors. Although the company's management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. The company has no obligation to update these forward-looking statements.

Contacts

RestorGenex

Tim Boris, 310-526-8700

timb@stratusmediagroup.com